Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-90248) pertaining to the Missouri Natural Gas Division of Laclede Gas Company Wage Deferral Savings Plan, of our report dated April 13, 2016, on our audits of the statements of net assets available for benefits of Missouri Natural Gas Division of Laclede Gas Company Wage Deferral Savings Plan as of October 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years ended October 31, 2015 and 2014, which report appears in the October 31, 2015, annual report on Form 11-K of Missouri Natural Gas Division of Laclede Gas Company Wage Deferral Savings Plan.

St. Louis, Missouri
April 13, 2016